Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 16, 2021, with respect to the consolidated financial statements of Wejo Limited included in Amendment No. 3 to the Registration Statement (Form S-4) and related proxy statement/prospectus of Wejo Group Limited dated October 7, 2021.

/s/ Ernst & Young LLP

Manchester, United Kingdom

October 7, 2021